Exhibit 99

101 Gateway Centre Parkway     Richmond, VA 23235    Telephone: 804-267-8000     Fax: 804-267-8850     Website: www.landam.com

December 10, 2003

Lloyd Osgood

Vice President – Communications

804.267.8133

FOR IMMEDIATE RELEASE

LandAmerica Promotes Executive Officers

Richmond, VA  — Richmond-based LandAmerica Financial Group, Inc. (NYSE:LFG), one of the nation’s leading providers of real estate transaction services, is promoting the following executive officers effective January 1, 2004:

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Janet A. Alpert from President to Vice Chairman of the board of directors

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Theodore L. Chandler, Jr. from Chief Operating Officer to President and Chief Operating Officer

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Michelle Gluck to Executive Vice President – General Counsel and Corporate Secretary

Alpert has been with the company for 34 years and has served as President since 1993.  Most recently, she had been responsible for strategy integration, marketing resources, and market development.  In her new role as Vice Chairman, Alpert will be responsible for market development with particular emphasis on building a platform of bundled services for national lenders.

Chandler joined LandAmerica in 2000 and has served as chief operating officer since 2002.  He is responsible for transaction services including agency, direct, and commercial.  These services are delivered through more than 700 direct offices and a network of 10,000 active agents in the United States, Canada, Mexico, the Caribbean, and Latin America.  Chandler’s responsibilities also encompass sales, service, and production and process improvement. Chandler will continue his responsibility for market share growth and operating performance.

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LANDAMERICA, PAGE TWO

Gluck comes to LandAmerica from Kmart Corporation in Troy, Michigan, where she served as Vice President, Associate General Counsel and Assistant Secretary.  As general counsel, she will be responsible for all legal matters of the company and will advise LandAmerica’s board of directors on corporate governance issues.

Chairman and Chief Executive Officer Charles H. Foster, Jr. said, “We are pleased to acknowledge the leadership and commitment that both Jan Alpert and Ted Chandler have demonstrated, Jan during her remarkable career with the company and Ted ever since he joined LandAmerica in 2000.  With their continued focus on our future, we are on our way to achieving our shared vision of being the premier real estate transaction services provider.”  Foster added, “And we welcome Michelle Gluck to our executive leadership team.  Her 20-year legal career has prepared her exceptionally well to serve as general counsel and corporate secretary for LandAmerica.”

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About LandAmerica Financial Group, Inc.

LandAmerica Financial Group, Inc. is a leading provider of real estate transaction services.

LandAmerica serves residential and commercial customers with more than 700 offices and a network of 10,000 active agents throughout the United States, Mexico, Canada, the Caribbean, and Latin America.